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                      Company Contact:    Dominick J. Valenzano
                                          Chief Financial Officer
                                          212-563-3355



From:     TRANS WORLD GAMING CORP.
          One Penn Plaza
          Suite 1503
          New York, NY  10119



                  TRANS WORLD GAMING CORP.

               ANNOUNCES OFFICER APPOINTMENTS



    New York, New York, October 12, 1998: Trans World Gaming Corp. ("TWG" or the "Company") (OTC BB: "IBET" and "IBETW") today announced that due to the rapid growth and related complexity of the Company's European gaming business, the Board of Directors has elected its Chairman of the Board, Mr. Stanley Kohlenberg, to the position of the Chief Executive Officer and its current President and Chief Executive Officer, Mr. Andrew Tottenham, to the office of President and Chief Operating Officer.

    Mr. Kohlenberg, currently a consultant to, and Chairman of the Board of, the Company has been a director of TWG since September 1994. He served as TWG's President and Chief Executive Officer from March 1996 through December 1996. Prior thereto, Mr. Kohlenberg has held various senior level positions in publicly traded companies, including President of Sanofi Beauty, Chief Executive Officer of Alfin, Inc., President of Calvin Klein Cosmetics and Vice President of Revlon, Inc.

    Mr. Tottenham will direct his focus to the Company's newly acquired European operations. He had been the Company's President and Chief Executive Officer since January 1997 and a director of TWG since May 1996. Mr. Tottenham has been President of Tottenham & Co., an international gaming consulting company (a subsidiary of TWG), since 1988.
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PAGE 2


    Trans World Gaming Corp. owns and operates, through its subsidiaries, two casinos featuring video poker in Louisiana, MATS (a casino software company in Colorado) and two recently acquired casinos in the Czech Republic and a recently acquired casino in Zaragoza, Spain. Its wholly-owned subsidiary, Tottenham & Company, is an international gaming consultancy, serving clients in North and South America, Europe and the Far East. With offices in New York and London, the Company plans to specialize in small to medium casinos in local venues worldwide.














"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS CONTAIN FORWARD LOOKING INFORMATION WITH RESPECT TO PLANS, PROJECTIONS OR FUTURE PERFORMANCE OF THE COMPANY, THE OCCURRENCE OF WHICH INVOLVE CERTAIN RISKS AND UNCERTAINITIES DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.
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